EXHIBIT 10.3

CONTRIBUTION AGREEMENT

Among

DESEO SWIMWEAR, INC.

CODY DEVELOPMENT CORP.

And

STEVEN RICKS

TABLE OF CONTENTS

ARTICLE I. TERMS OF THE EXCHANGE		4

1.1	The Exchange.	4
1.2	The Closing; Closing Date; Effect.	5
1.3	Company Shareholder Consent.	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5

2.1	Due Organization and Good Standing.	5
2.2	Title to Securities; Capitalization.	5
2.3	Subsidiaries.	6
2.4	Authorization; Binding Agreement.	6
2.5	Governmental Approvals.	7
2.6	No Violations.	7
2.7	Financial Statements.	7
2.8	Absence of Certain Changes.	9
2.9	Absence of Undisclosed Liabilities.	9
2.10	Compliance with Laws.	9
2.11	Regulatory Agreements; Permits.	9
2.12	Litigation.	10
2.13	Restrictions on Business Activities	10
2.14	Material Contracts.	10
2.15	Intellectual Property	12
2.16	Employee Benefit Plans.	13
2.17	Taxes and Returns.	13
2.18	Finders and Investment	14
2.19	Title to Properties; Assets.	15
2.20	Employee Matters.	16
2.21	Transactions with Affiliates.	17
2.22	Insurance	18
2.23	Books and Records.	18
2.24	Accounts Receivable.	18
2.25	Top Customers and Suppliers.	18
2.26	Investment Company Act.	18
2.27	Information Supplied	19
2.28	Disclosure.	19

2

3

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2022, by and among Deseo Swimwear, Inc., a Nevada corporation (“Deseo”), Cody Development Corp., a Louisiana corporation (“Cody” or the “Company”), and Steven Ricks (the “Stockholder”). Deseo, the Company and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS Deseo is a U.S. publicly reporting company organized under the laws of the State of Nevada.

WHEREAS the Stockholder owns 100% of the issued and outstanding equity securities of Cody (the “Cody Shares”), and Ricks Investments,, LLC, an Affiliate of the Stockholder (“Ricks”) owns approximately [88%] of the issued and outstanding shares of common stock, par value $0.0001 per share of Deseo (the “Deseo Shares”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Stockholder desires to contribute to Deseo, and Deseo desires to accept from the Stockholder (the “Contribution”), the Cody Shares in exchange for the benefits the Stockholder will obtain from the Contribution as his Affiliate Ricks is the majority stockholder of Deseo.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I. TERMS OF THE CONTRIBUTION.

1.1. The Contribution.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereafter defined), the Stockholder shall assign, transfer and deliver all of the Cody Shares, free and clear of all Encumbrances (hereinafter defined), to Deseo.

4

1.2 The Closing; Closing Date; Effect. Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Contribution (the “Closing”) shall take place at the offices of Michelman & Robinson LLP, 800 Third Avenue, 24th Floor, New York, NY 10022, at 10:00 a.m. (EST) on the date first written above, subject to the satisfaction or waiver of the closing conditions set forth in Article VII, or at such other time, date or place as is agreed upon in writing by the Parties hereto. By agreement of the Parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date;” provided, that, unless otherwise agreed in writing by the Stockholder and Deseo, in no event shall the Closing occur later than November 30, 2022 (the “Outside Closing Date”). The effect of the consummation of the Exchange at the Closing shall be that Cody shall become a direct, wholly-owned subsidiary of Deseo.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF CODY

Except as disclosed in the disclosure letters delivered by Cody to Deseo on the date hereof (the “Cody Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Cody represents and warrants to Deseo as follows on the date hereof and on the Closing Date:

2.1 Due Organization and Good Standing. Cody is a corporation, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization as set forth in Section 2.1 of the Cody Disclosure Letter and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Cody has heretofore made available to Deseo accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of Cody (the “Cody Organization Documents”).

2.2. Title to Securities; Capitalization.

(a) The authorized share capital of Cody consists of the Cody Shares, all of which are issued and outstanding. No other shares of capital stock or other voting securities of Cody are issued, reserved for issuance or outstanding. All of issued and outstanding Company Securities, are duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, the Cody Organization Documents or any contract to which Cody is a party or by which Cody is bound. There are no outstanding contractual obligations of Cody to repurchase, redeem or otherwise acquire any of the Cody Shares or any capital equity of Cody and there are no outstanding contractual obligations of Cody to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Cody Shares have been issued in violation of any applicable securities Laws.

5

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Cody to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating Cody to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which Cody is a party or by which Cody is bound. Except as set forth in this Agreement as a result of the consummation of the Contribution, no shares of capital stock, warrants, options or other securities of Cody are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Cody accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) All Indebtedness of Cody are disclosed in Section 2.2(d) of the Cody Disclosure Letter. Except as disclosed therein, no Indebtedness of Cody contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Cody, or (iii) the ability of Cody to grant any Encumbrance on its properties or assets.

2.3 Authorization; Binding Agreement. Cody has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Cody, and no other corporate proceedings on the part of Cody are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Cody and, assuming the due authorization, execution and delivery of this Agreement constitutes the legal, valid and binding obligation of Cody, enforceable against Cody in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

6

2.5. Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Cody or the Stockholder is required to be obtained or made in connection with the execution, delivery or performance by Cody or the Stockholder of this Agreement or the consummation by Cody or the Stockholder of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where Cody or the Stockholder is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (ii) pursuant to Antitrust Laws.

2.6 No Violations. The execution and delivery by the Stockholder or Cody of this Agreement, the consummation by the Stockholder or Cody of the transactions contemplated hereby and thereby, and compliance by the Stockholder or Cody with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of Cody, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Stockholder or Cody or any of their respective assets or properties is subject.

2.7 Financial Statements.

(a) Cody has provided to Deseo the financial statements and notes of Cody, including the audited consolidated balance sheets of Cody as of December 31 2020 and December 31, 2021, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2020 and December 31, 2021, together with the notes to such statements and the opinion of _________ independent certified public accountants (together, the “Audited Financials”).

7

(b) The Audited Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets included as part of the Audited Financials are true and accurate and present as of their respective dates the financial condition of Cody. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Cody had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Cody, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the Audited Financials reflect fairly the information required to be set forth therein by generally accepted accounting principles. The Audited Financials (i) accurately reflect Cody’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Cody as of the respective dates thereof and the consolidated results of Cody’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Audited Financials delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect Cody’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Cody as of the respective dates thereof and the consolidated results of Cody’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c) Cody maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. Cody has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Cody. Since the date of its formation in ___, _ _____(its “Formation”), neither Cody nor any of their Representatives, or any auditor or accountant of Cody has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Cody or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Cody has engaged in questionable accounting or auditing practices. Since its Formation, no employee and no member of the Cody Board nor any attorney representing Cody, whether or not employed by Cody, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Cody or any of their respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the Cody Board or any committee thereof.

8

2.8 Absence of Certain Changes.

(a) From January 1, 2022 through the date hereof, except as expressly contemplated by this Agreement, Cody has (i) conducted their respective businesses in the ordinary course of business consistent with past practice, (ii) not had any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.1 if such action were taken on or after the date hereof without the consent of Deseo.

2.9 Absence of Undisclosed Liabilities. Cody is not subject to any material liabilities or obligations that is not adequately reflected or reserved on or provided for in the Audited Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice and (ii) liabilities or obligations under the payment terms of Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

2.10 Compliance with Laws. Cody does not conflict with, and is not in default or violation of, nor has it received, from ______ __, 2022, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Cody, consumer protection, insurance or securities Laws, or (B) any Material Contract.

2.11 Regulatory Agreements; Permits.

(a) There are no material written agreements, memoranda of understanding, commitment letters, or Orders to which Cody is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Each of Cody, and each employee of Cody who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Cody, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Cody’s respective business as presently conducted, and to own, lease and operate Cody’s respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals (collectively, the “Permits”). Cody has made available to Deseo true, correct and complete copies of all material Permits. All of the Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to Cody’s knowledge, threatened. Cody is not in violation in any material respect of the terms of any Permit.

9

2.12 Litigation. There is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of Cody, threatened against Cody or any of its respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Cody or any of its properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. The Company is in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in Material Adverse Effect. There is no material Action that Cody has pending against other parties. There is no Action pending or, to the knowledge of Cody, threatened against Cody involving a claim against Cody for false advertising with respect to any of Cody’s products or services. None of the current or former officers, managers or directors of Cody have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

2.13 Restrictions on Business Activities. There is no Order binding upon the Company or any of the Cody Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Cody as its business is currently conducted, any acquisition of property by Cody, the conduct of business by Cody as currently conducted, or the ability of Cody to compete with other parties.

2.14 Material Contracts.

(a) Section 2.14(a) of the Cody Disclosure Letter sets forth a true, correct and complete list of, and the Company has made available to Deseo, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Cody is a party or by which Cody or any of its properties or assets are bound or affected, in each case as of the date hereof (each, a “Material Contract”) that:

(i) contains covenants that materially limit the ability of Cody (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

10

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidence Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by Cody under such contract of more than $100,000 per year or $350,000 in the aggregate over the length of the contract;

(vii) with respect to any acquisition or disposition of another Person, pursuant to which Cody has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets of Cody, its business or material assets;

(ix) obligates Cody to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(x) is between Cody and its directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi) is between Cody and any Top Customer or Top Supplier;

(xii) relates to a material settlement entered into within one (1) year prior to the date of this Agreement or under which Cody has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than Cody) with a power of attorney;

(xiv) obligates Cody to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xv) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Cody, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

11

(xvi) is otherwise material to Cody or outside of the ordinary course of business of Cody and not described in clauses (i) through (xv) above.

(b) With respect to each Material Contract: (i) such Material Contract is valid and binding and enforceable in all respects against Cody (subject to Enforceability Exceptions) and, to Cody’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Material Contract against Cody and, to Cody’s knowledge, the other party thereto; (iii) Cody is not in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Cody, or permit termination or acceleration by the other party thereto, under such Material Contract; (iv) to Cody’s knowledge, no other party to such Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Cody, under such Material Contract, (v) no other party to such Material Contract has notified Cody in writing that it is terminating or considering terminating the handling of its business by Cody or in respect of any particular product, project or service of Cody, or is planning to materially reduce its future business with Cody in any manner; and (vi) Cody has not waived any rights under such Material Contract.

2.15 Intellectual Property

(a) Section 2.15(a)(i) of the Cody Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Cody and is material to the business of Cody as currently conducted (“Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to Cody and is material to the business of Cody (“Licensed Intellectual Property”). Cody (x) has all right, title and interest in and to Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Licensed Intellectual Property. Cody has not received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, to the knowledge of Cody, there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Cody’s rights to any Intellectual Property or Licensed Intellectual Property. All of the Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Cody’s knowledge, threatened that challenges the rights of Cody of any Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Cody and used in or necessary for the operation by Cody of its business as currently conducted. Cody is not in breach or default (or would with the giving of notice or lapse of time or both be in breach or default) under any license to use any of the Licensed Intellectual Property.

12

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16 Employee Benefit Plans. Cody presently has no employee benefit plans.

2.17 Taxes and Returns.

(a) Cody has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by Cody (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Audited Financials have been established.

(b) Section 2.17(b) of the Cody Disclosure Letter sets forth each jurisdiction where Cody files or is required to file a Tax Return.

(c) Cody is not being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Cody in respect of any Tax, and Cody has not been notified in writing of any proposed Tax claims or assessments against Cody (other than, in each case, claims or assessments for which adequate reserves in the Audited Financials have been established).

13

(e) There are no Encumbrances with respect to any Taxes upon Cody’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Cody Financials have been established.

(f) Cody does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Cody for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Cody has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Cody has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) Cody does not have any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Cody is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Cody with respect to any period following the Closing Date.

(k) Cody has not requested and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum of agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding

(l) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers. Cody has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cody.

14

2.19 Title to Properties; Assets.

(a) Section 2.19(a) of the Cody Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of Cody from or to any Person (collectively, the “Real Property”). The list set forth in Section 2.19(a)(i) of the Cody Disclosure Letter contains, with respect to each of the Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Cody is a party or by which Cody is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Leases”), the terms of which have been complied with by Cody. The Real Property set forth in Section 2.19(a) of the Cody Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Cody.

(b) A true, correct, complete and full execution copy of each Lease set forth in Section 2.19(a) of the Cody Disclosure Letter has been made available to Deseo. Cody’s interests in each of the Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Leases is in full force and effect. Neither Cody nor, to the knowledge of Cody, any other party to any Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Leases. Cody enjoys peaceful and undisturbed possession under all such Leases and has not received notice of any material default, delinquency or breach on the part of Cody. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a Material Adverse Effect or a Deseo Material Adverse Effect (as defined below), as the case may be.

15

(c) All items of Personal Property which is owned, used or leased by Cody with a book value or fair market value of greater than $20,000 are set forth in Section 2.19(c)(i) of the Cody Disclosure Letter, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of Cody. The operation of Cody’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than Cody, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Cody has provided to Deseo a true and complete copy of each of the Personal Property Leases, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease. The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Cody under any of the Personal Property Leases. Cody has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Personal Property Leases, and Cody has not received notice of any such condition. Cody has not waived any rights under any Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Personal Property Lease with Cody to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of Cody under any Personal Property Lease.

(d) Cody has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of Cody constitute all of the assets, rights and properties that are used in the operation of the businesses of Cody as it is now conducted and presently proposed to be conducted or that are used or held by Cody for use in the operation of the business of Cody, and taken together, are adequate and sufficient for the operation of the business of Cody as currently conducted and as presently proposed to be conducted.

2.20 Employee Matters.

(a) There are no Actions pending or, to the knowledge of Cody, threatened involving Cody and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Cody’s knowledge, since its inception, there has been: (i) no labor union organizing or attempting to organize any employee of Cody into one or more collective bargaining units with respect to their employment with Cody; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Cody pending with respect to their employment with Cody or threatened against Cody. Cody is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Cody and no such agreement is currently being negotiated.

16

(b) Cody (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Cody pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of Cody, threatened against Cody brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Section 2.20(c) of the Cody Disclosure Letter hereto sets forth a complete and accurate list of all employees of Cody showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of Cody)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021 and the three months ended March 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the fiscal year ended December 31, 2021 and the three months ended March 31, 2022. Except as set forth on Section 2.20(c) of the Cody Disclosure Letter, (A) all Cody employees are party to a written employment agreement or contract with Cody, and (B) Cody has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by Cody to any such employees under the terms of any written or, to Cody’s knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into Cody’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with Cody, a copy of which has been provided to Deseo by Cody.

(d) There are no independent contractors (including consultants) currently engaged by Cody.

2.21 Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Cody, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Cody or such Person’s employment with Cody, or (v) as stated in the Audited Financials, there are no contracts or arrangements (each, an “Affiliate Transaction”) that are in existence since the Formation or as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Cody, on the one hand, and, on the other hand, any (x) present manager, officer or director of Cody or (y) record or beneficial owner of more than five percent (5%) of the outstanding Cody Shares (each of (x) and (y), an “Affiliate,” and collectively, the “Affiliates”).

17

2.22 Insurance Section 2.22 sets forth any insurance policies issued in favor of Cody, or pursuant to which Cody or any of its directors and/ or officers are a named insured or otherwise a beneficiary.

2.23 Books and Records. All of the financial books and records of Cody are complete and accurate in all material respects andhave been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.24 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Cody, in accordance with GAAP (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to Cody arising from their respective businesses. To Cody’s knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the AuditedvFinancials.

2.25 Top Customers and Suppliers. Section 2.25 of the Cody Disclosure Letter lists, the five largest customers of Cody (the “Top Customers”) and the five largest suppliers of goods or services to Cody (the “Top Suppliers”). The relationships of Cody with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last six months has threatened to cancel or otherwise terminate, or, to Cody’s knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last six months decreased materially or, to Cody’s knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with Cody or intends to stop, decrease or limit materially its products or services to Cody or its usage or purchase of the products or services of Cody, (iii) to Cody’s knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to Cody or seek to exercise any remedy against Cody, (iv) Cody has not within the past six months been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to Cody’s knowledge, the consummation of the transactions contemplated in this Agreement and the other ancillary documents contemplated thereto will not affect the relationship of Cody with any Top Supplier or Top Customer.

2.26 Investment Company Act. The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

18

2.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (i) in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or ancillary document contemplated thereto; or (ii) any filings with the SEC or mailings to Cody’s stockholders as it relates to the Super 8-K will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Cody or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by Cody expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Cody or that is included in the Ancillary Public Disclosures).

2.28 Disclosure. No representations or warranties by Cody in this Agreement (including the disclosure Letters hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure Letters and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF DESEO

Except as set forth in the disclosure letter delivered by Deseo to the Company on the date hereof (the “Deseo Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Deseo Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Deseo hereby represents and warrants to the Stockholder and Cody as follows:

3.1 Due Organization and Good Standing. Deseo is a corporation duly incorporated, formed or organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Deseo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Deseo Material Adverse Effect. Deseo has heretofore made available to Cody and the Stockholder accurate and complete copies of Deseo’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “Deseo Organization Documents”). Deseo is not in violation of any provision of the Deseo Organization Documents.

19

3.2 Title to Securities; Capitalization and Indebtednessw.

(a) The authorized capital stock of Deseo consists of 64,242,500 shares of Deseo Common Stock, par value $0.001 per share. Section 3.2(a) of the Deseo Disclosure Letter sets forth the number of shares of Deseo Common Stock which are issued and outstanding. Other than as set forth in Section 3.2 of the Deseo Disclosure Letter, there are no other shares of capital stock or other voting securities of Deseo issued, reserved for issuance or outstanding. All outstanding shares of Deseo Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Chapter 78 of the Nevada Revised Statutes, the Deseo Organization Documents or any contract to which Deseo is a party or by which Deseo a is bound. Except as set forth in the Deseo Organization Documents, there are no outstanding contractual obligations of Deseo to repurchase, redeem or otherwise acquire any shares of Deseo Common Stock or any capital equity of any of Deseo. There are no outstanding contractual obligations of Deseo to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Deseo or obligating Deseo to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Deseo to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Deseo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Deseo is a party or by which Deseo is bound with respect to any of its capital stock. As a result of the consummation of the Contribution, no shares of capital stock (other than as referenced in Section 1.1(b) and as set forth in Schedule A), warrants, options or other securities of Deseo are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Deseo accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) No Indebtedness of Deseo contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Deseo, or (iii) the ability of Deseo to grant any Encumbrance on its properties or assets.

20

(e) Since inception Deseo has not declared or paid any distribution or dividend in respect of the Deseo Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interest of Deseo, and the Deseo Board has not authorized any of the foregoing.

(f) All Indebtedness of Deseo are disclosed in Section 3.2(f) of the Deseo Disclosure Letter. Except as disclosed therein, no Indebtedness of Deseo contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Deseo, or (iii) the ability of Deseo to grant any Encumbrance on its properties or assets.

3.3 Subsidiaries. Deseo has no subsidiaries. Deseo does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity.

3.4 Authorization; Binding Agreement. Deseo has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Deseo Board and no other corporate proceedings on the part of Deseo are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Contribution, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Deseo is a party shall be when delivered, duly and validly executed and delivered by Deseo and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Deseo, enforceable against Deseo in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Deseo is required to be obtained or made in connection with the execution, delivery or performance by Deseo of this Agreement or any ancillary agreement related hereto or the consummation by Deseo of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Deseo is qualified or authorized to do business, (ii) such filings as contemplated by this Agreement, (iii) such filings as contemplated by this Agreement pursuant to the Exchange, (iv) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, or (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Deseo Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

21

3.6 No Violations. The execution and delivery by Deseo of this Agreement and each other ancillary agreement related hereto and the consummation by Deseo of the transactions contemplated hereby and thereby and compliance by Deseo with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Deseo Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Deseo Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Deseo or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Deseo or any of its assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Deseo Material Adverse Effect.

3.7 Deseo Financial Statements.

(a) Deseo has filed with the SEC the financial statements and notes to (i) the audited balance sheets of Deseo as of December 31, 2021, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2021 together with the notes to such statements and the opinion of _________, independent certified public accountants, and (ii) the unaudited financial statements of Deseo for the quarter ended March 31, 2022 (the “Deseo Financial Statements”).

(b) The Deseo Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Deseo balance sheets included as part of the Deseo Financial Statements are true and accurate and present fairly as of their respective dates the financial condition of Deseo. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Deseo balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Deseo, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the Deseo Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) Neither Deseo, nor any director, officer or employee of Deseo, any auditor or accountant of Deseo has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Deseo or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Deseo has engaged in questionable accounting or auditing practices. To Deseo’s knowledge, no employee and no member of the Deseo Board nor any attorney representing Deseo, whether or not employed by Deseo, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Deseo, or any of their respective officers, directors, employees or agents or reported written evidence of any such violations to the Deseo Board or any committee thereof or to any director or executive officer of Deseo.

22

3.8 Litigation. There is no Action pending, or, to the knowledge of Deseo, threatened against Deseo, or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Deseo Material Adverse Effect. There is no Order binding against Deseo, or any of its properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Deseo Material Adverse Effect. Deseo is in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Deseo Material Adverse Effect. There is no material Action that Deseo has pending against other parties. There is no Action pending or, to the knowledge of Deseow, threatened against Deseo involving a claim against Deseo for false advertising with respect to Deseo’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Deseo Material Adverse Effect.

3.9 Finders and Investment Bankers. Deseo has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Deseo.

3.10 Title to Properties; Assets. Deseo holds no real property or interests in real property, whether leased or subleased by or for the benefit of Deseo for or to any person.

3.11 Investment Company Act. Deseo is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.12 Information Supplied. None of the information relating to Deseo which is supplied or to be supplied by Deseo expressly for inclusion or incorporation by reference in the filings with the SEC will, at the date of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Deseo or that is included in the SEC filings). None of the information supplied or to be supplied by Deseo in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Deseo or that is included in Ancillary Public Disclosures). Notwithstanding the foregoing, Deseo makes no representation, warranty or covenant with respect to any information supplied by Cody for inclusion in any such filings with the SEC or Ancillary Public Disclosures. Deseo has delivered or provided access to Cody all material information, documents and instruments necessary in order for Cody to conduct its due diligence with respect to the representations and warranties in this Article III.

23

3.13 Disclosure. No representations or warranties by Deseo in this Agreement (including the disclosure letters hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure letters and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

3.14 Waiver of Representation. Deseo has had adequate time and opportunity to review and comment upon this Agreement, and to seek the advice of qualified legal counsel regarding the terms of this Agreement. Furthermore, Deseo knowingly and voluntarily waives its rights to any further review of this Agreement by legal counsel.

Article IV. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

As an inducement to Deseo to enter into this Agreement, the Stockholder hereby represents and warrants to Deseo as follows.

4.1. Cody Shares. The Cody Shares represent 100% of the issued and outstanding capital stock of Cody. Stockholder is the record and beneficial owner, and has good, valid and marketable title to, the Cody Shares. Stockholder has the right and authority to sell and deliver the Cody Shares, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Cody Shares as herein contemplated and/or upon registering of Deseo as the new owner of the Cody Shares in the share register of Cody, Deseo will receive good title to the Cody Shares owned by Stockholder.

4.2. Power and Authority. Stockholder has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3. No Conflicts. The execution and delivery of this Agreement by Stockholder and the performance by Stockholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws, (b) will not violate any laws applicable to Stockholder, and (c) will not violate or breach any contractual obligation to which Stockholder is a party.

24

ARTICLE V COVENANTS

5.1. Access and Information; Confidentiality.

(a) During the negotiation of this Agreement, Cody warrants that is has given, and have directed its accountants and legal counsel to give, and will continue through and following the Closing to give, Deseo and its respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Deseo), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to Cody, as the requesting Party or its Representatives may reasonably request regarding Cody’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party conducted and shall conduct any such activities in such a manner so as not to unreasonably interfere with the business or operations of the Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 5.1(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

(b) During the negotiation of this Agreement, Deseo warrants that it has directed its accountants and legal counsel to give Cody, and its Representatives, and will continue through and following the Closing to give, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Cody), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to Deseo as the requesting Party or its Representatives may reasonably request regarding Deseo’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation: provided that the requesting Party conducted and shall conduct any such activities in such a manner so as not to unreasonably interfere with the business or operations of the Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 5.2(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

25

(c) All information obtained by Cody, on the one hand, and Deseo, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential. The Parties further acknowledge and agree that the existence and terms of this Agreement and the Exchange are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the Exchange other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Exchange, and in the case of clause (iii), in accordance with and subject the terms and conditions of this Agreement.

5.2. Intentionally Omitted.

5.3. Intentionally Omitted.

5.4. Public Announcements. Deseo and Cody agree that no public release or announcement concerning this Agreement or the Contribution shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Deseo or Cody may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Deseo or Cody in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

26

5.5. Regulatory Matters.

(a) Super 8-K. Cody and Deseo shall cooperate to promptly prepare and file with the SEC a Super 8-K (the “Super 8-K”) announcing the Contribution and describing Cody’s business in compliance with applicable SEC regulations. Deseo, with Cody’s cooperation, shall use its commercially reasonable efforts to respond to any SEC review of the Super 8-K under the Securities Act as promptly as practicable after such filing. Deseo shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals as may be required to carry out the transactions contemplated by this Agreement, and Cody shall furnish all information concerning Cody as may be reasonably requested in connection with the foregoing actions. Deseo shall, as promptly as reasonably practicable after receipt thereof, provide Cody with copies of any written comments and advise the other party of any oral comments received from the SEC with respect to the Super 8-K. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Super 8-K prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Closing Date, Deseo or Cody has knowledge of any information relating to Deseo, Cody or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Super 8-K so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(b) Each of Deseo and Cody shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Super 8-K or any other statement, filing, notice or application made by or on behalf of Deseo or Cody to any Governmental Authority, including, without limitation, FINRA, in connection with the Contribution and the other transactions contemplated by this Agreement.

(c) Each of Deseo and Cody shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

5.7. Further Assurances. Deseo, Cody and the Stockholder shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below), all the Cody Requisite Consents (as defined below), all Deseo Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

27

ARTICLE VI SURVIVAL

6.1 Survival of Representations and Warranties. The representations and warranties of Cody, the Stockholder and Deseo which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement.

6.2 Survival of Other Provisions. Section 5.2(c), Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement in accordance with Section 8.1.

ARTICLE VII CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Contribution and any other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a) Requisite Regulatory Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in the Cody Material Adverse Effect or a Deseo Material Adverse Effect (the “Requisite Regulatory Approvals”) shall have been obtained or made.

(b) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Exchange or the other transactions or agreements contemplated by this Agreement illegal, or which otherwise prevents or prohibits consummation of the Exchange, or any other transactions contemplated by this Agreement, or the other ancillary agreements related to this Agreement.

7.2 Conditions to Obligations of Deseo. The obligations of Deseo to consummate the Contribution are subject to the satisfaction or waiver by Deseo, at or prior to the Closing Date, of the following additional conditions:

28

(a) Representations and Warranties. Each of the representations and warranties of Cody and the Stockholder set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Deseo Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Cody Material Adverse Effect.

(b) Agreements and Covenants. Cody shall have performed in all material respects all of its respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Cody Material Adverse Effect. No Cody Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Surrender of Cody Certificates. The Stockholder shall have surrendered to Deseo or its registrar or transfer agent the certificates representing the Cody Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of Cody.

(e) Cody Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

7.3 Conditions to Obligations of Cody and the Stockholder. The obligations of Cody and the Stockholder to consummate the Contribution are subject to the satisfaction or waiver by Cody and the Stockholder, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Deseo set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Deseo Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Deseo Material Adverse Effect.

(b) Agreements and Covenants. Deseo shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. Deseo shall have delivered to the Stockholder a certificate, dated as of the Closing Date, signed by the chief executive officer of Deseo, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(e).

29

(d) Secretary’s Certificate. Deseo shall have delivered to the Stockholder: (i) true copies of Deseo’s certificate of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) a certificate of good standing for Deseo, certified by the Secretary of State of Nevada as of a date no later than two (2) Business Days prior to the Closing Date, (iii) true copies of the resolutions of Deseo’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Contribution and each of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers authorized to execute this Agreement or any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e) Deseo Material Adverse Effect. No Deseo Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Closing Balance Sheet. The Stockholder shall have received from Deseo a current balance sheet of Deseo as of the date of Closing (the “Closing Balance Sheet”). Such Closing Balance Sheet shall contain no liabilities, other than those liabilities set forth in Section 7.3(f) of the Deseo Disclosure Schedule. A draft of the Closing Balance Sheet has been provided to the Stockholder in advance of the Closing.

ARTICLE VIII TERMINATION AND ABANDONMENT

8.1 Termination. This Agreement may be terminated, and the Contribution and any other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Exchange by the stockholders of Deseo or Cody (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Stockholder and Deseo, as duly authorized by the Deseo Board and the Cody Board;

(b) by written notice by Cody or the Stockholder if the Contribution shall not have been consummated on or before the Outside sing Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Cody or the Stockholder if Cody or the Stockholder is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Contribution to be consummated on or before the Outside Closing Date; or

30

(c) by written notice by either Deseo or the Stockholder, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; by written notice by Deseo, if there has been a breach by Cody or the Stockholder of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Cody or the Stockholder shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.2(a) (a “Terminating Cody Breach”); provided, however, that if such Terminating Company Breach is curable by the Company and/or the Company Shareholders prior to the Closing Date, then Deseo may not terminate this Agreement under this Section 8.1(c) for fourteen (14) calendar days after delivery of written notice from Deseo to the Stockholder of such Terminating Cody Breach, provided Cody and/or the Stockholder continues to exercise commercially reasonable efforts to cure such breach (it being understood that Deseo may not terminate this Agreement pursuant to this Section 8.1(c) if it shall have materially breached this Agreement or if such Terminating Cody Breach by Cody or the Stockholder is cured during such [fourteen (14)] calendar day period);

(d) by written notice by Cody or the Stockholder, if there has been a breach by Deseo of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Deseo shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.3 (a “Terminating Deseo Breach”); provided, however, that if such Terminating Deseo Breach is curable by Deseo prior to the Closing Date, then Cody and/or the Stockholder may not terminate this Agreement under this Section 8.1(d) for fourteen (14)]calendar days after delivery of written notice from the Stockholder or Cody to Deseo of such Terminating Deseo Breach, provided Deseo continues to exercise commercially reasonable efforts to cure such Terminating Deseo Breach (it being understood that the Stockholder or Cody may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such Terminating Deseo Breach by Deseo is cured during such fourteen (14) calendar day period);

(e) by written notice by Deseo if the Contribution shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Deseo if Deseo or any Deseo Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date;

8.2 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Exchange pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

31

8.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether the Exchange or any other related transaction is consummated.

8.4 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

Article IX. MISCELLANEOUS

9.1 Waiver. At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Stockholder, Deseo, or Cody in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to Deseo, to:

with a copy to (but which shall not constitute notice to Deseo):

(ii) if to Cody or the Stockholder, to:

with a copy to (but which shall not constitute notice to the Company or the Company Shareholders):

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

32

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any New York County state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Deseo, Cody and the Stockholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Deseo, the Stockholder and Cody irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. market on which the Deseo Common Stock is then traded. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

33

9.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Cody Disclosure Letter and the Deseo Disclosure Letter referred to herein, which exhibits, and disclosure letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Exchange be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Deseo, Cody or the Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein, including but not limited to the terms set forth in Section 6.12.

9.12 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein. All other capitalized terms used herein shall have the meanings ascribed to them elsewhere in this Agreement.

(a) “Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

34

(b) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

(c) “Deseo Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Deseo, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Deseo Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Deseo are affected in a disproportionate manner relative to other companies in the industries in which Deseo conduct business), (ii) the effect of any change that generally affects any industry or market in which Deseo operates to the extent that it does not disproportionately affect, individually or in aggregate, Deseo taken as a whole, relative to other participants in the industries in which Deseo operates; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Deseo taken as a whole, relative to other participants in the industries in which Deseo operates; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Contribution or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Deseo and performance of or compliance by Deseo with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Deseo or any member of the Deseo Board by shareholder(s) of Deseo owning less than ten percent (10%) of the issued and outstanding Deseo Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Deseo Disclosure Letter or (ix) any failure to meet any financial or other projections.

(d) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(e) “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Registration Statement and the Proxy Statement documents and all other matters related to the consummation of the Exchange.

35

(f) “Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(g) “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

(h) “Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

(i) “Cody Material Adverse Effect” shall mean, with respect to Cody, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Cody, or materially diminish the value of the Cody Shares or (b) does or would reasonably be expected to materially impair or delay the ability of Cody or the Stockholder to perform their respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by such parties under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a Cody Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to Cody, the industries in which Cody primarily operates and not specifically relating to Cody or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), Cody is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as Cody).

[SIGNATURE PAGE FOLLOWS]

36

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

DESEO SWIMWEAR, INC.

By:
Name: Michael Rosen Title: Chief Executive Officer

CODY DEVELOPMENT CORP.

By:
Name: Steven Ricks Title: President

THE STOCKHOLDER:

Name: Steven Ricks

37

38